UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): July 31, 2008

China Clean Energy Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-126900	87-0700927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Fujian Zhongde Technology Co., Ltd. Fulong Industry Zone Longtian Town Fuqing City Fujian, China	35013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-591-85773387

17 Candlewood Drive West Windsor, New Jersey 08550
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On July 31, 2008, Gary Zhao voluntarily resigned as chief financial officer and as a member of the board of directors of China Clean Energy Inc. (the “Company”). In connection with Mr. Zhao’s resignation, that certain employment agreement, dated as of January 9, 2008, between the Company and Mr. Zhao, pursuant to which Mr. Zhao previously served as the Company’s chief financial officer, was terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2008, Gary Zhao resigned as chief financial officer and as a member of the board of directors of the Company, and on such date the Company’s board of directors voted to appoint Hong Yan, 32, as its interim chief financial officer. From January 2007 though July 2008, Ms. Yan served as a senior financial analyst for Sara Lee Corporation. From June 2005 through December 2006, Ms. Yan served as a financial analyst and project leader for World Richman Manufacturing Corporation, an international manufacturer of leather, Koskin and nylon bags. From May 2003 through May 2005, Ms. Yan served as a senior accountant for World Richman Manufacturing Corporation. Ms. Yan is currently completing her MBA degree at University of Chicago with concentrations in accounting, finance and strategic management. She obtained her B.A. in English from Sichuan International Studies University in China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA CLEAN ENERGY INC.

Dated: August 1, 2008	By:	/s/ Tai-ming Ou
Name: Tai-ming Ou
Title: Chief Executive Officer